Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date, by and between NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation (“Seller”) and TAMBONE COMPANIES, LLC, a Florida limited liability company AND/OR ASSIGNS (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS, Seller is the owner of certain real property located in Palm Beach County, Florida more fully described in Section 2.1 hereof which includes a facility located at 2400 Metrocentre Boulevard East, West Palm Beach, Florida 33407 and a facility located at 2410 Metrocentre Boulevard East, West Palm Beach, Florida 33407, as more specifically described in this Agreement.

WHEREAS, Seller desires to sell such real property to Purchaser, and Purchaser desires to purchase such real property from Seller, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the terms set forth on Exhibit A attached hereto when used in this Agreement shall have the meanings set forth on Exhibit A.

ARTICLE II
THE PROPERTY AND TITLE

2.1          Agreement to Sell and Convey.

2.1.1       Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the following: (collectively, the “Property”):

(i)            Land. The land described in Schedule 2.1.1, together with all appurtenant easements and any and all other rights, title and interests of Seller appurtenant thereto, including without limitation, all applicable mineral, oil and gas and other subsurface rights, development rights, air rights and water rights (the “Land”);

(ii)           Improvements. All buildings, structures and other improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”) (the Land and Improvements are referred to collectively herein as the “Real Property”);

(iii)          Intangible Property. To the extent assignable (and, as applicable, in the possession of Seller), all rights, warranties, guarantees, utility contracts, approvals (governmental or otherwise), permits, certificates of occupancy, surveys, plans and specifications, trademarks or tradenames, copyrights, and any agreements, covenants or indemnifications that Seller received from a third-party, including any prior owner, and relating to the Property (the “Intangible Property”), however, excluding such intangible property which is attributable to Seller’s business operated on the Property, including without limitation liquor license(s) owned by Seller or used in connection with Seller’s business or the Property; and

(iv)          Personal Property. All furniture, fixtures and equipment and other items of personalty used by Seller in connection with the Property and located at the Property as of the Effective Date (the “Personal Property”), with the exception of those items listed in Exhibit B, which are specifically excluded from the sale (the “Excluded Property”).

2.1.2        Title Insurance. At Closing, Seller shall convey to Purchaser fee simple title to the Real Property by duly executed and acknowledged Deed, as defined in Section 8.3.1(b), subject only to: (a) such exceptions as Purchaser shall have approved or shall be deemed to be approved pursuant to Section 2.1.3 below (the “Permitted Exceptions”); (b) all covenants, conditions, restrictions, easements, reservations, declarations, and limitations of record, if any; and (c) property taxes for the year of Closing. Unless otherwise agreed to by the Parties, Seller covenants to: (i) cause to be released from the Property, and to remove as exceptions to title on or prior to the Closing Date all mortgages, liens, deeds of trust and other monetary encumbrances; (ii) cause the standard and customary Schedule B-II exceptions on the Title Commitment for “gap”, mechanics liens, parties in possession and unrecorded encumbrances to be deleted (collectively, (i) and (ii) are the “Pre-Disapproved Exceptions”); (iii) satisfy all Schedule B-1 requirements on the Title Commitment that relate to the Property and/or Seller contained in the Title Commitment; (iv) satisfy, close and/or otherwise discharge any code violations applicable to the Property; (v) satisfy, close and/or otherwise discharge all open, expired and/or cancelled permits that are applicable to the Property; and (vi) take commercially reasonable steps to, by the Closing Date, obtain such estoppels and other title-related documentation (collectively, “Estoppels”) which Purchaser reasonably requests in writing.

2.1.3.       Procedure for Approval of Title. Purchaser shall have until thirty (30) days from the Effective Date to obtain a title insurance commitment and, if Purchaser so elects, a survey of the Real Property, and review and approve, in writing, the condition of the title and the survey to the Real Property. Purchaser shall have until the date that is thirty-five (35) from the Effective Date (“Title Review Period”) to deliver written notice (“Title Defects Notice”) to Seller specifying any objections to title or title or survey defects that render title unmarketable (each, a “Title Defect”, and collectively, the “Title Defects”). Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law. Any title matters not objected to within the Title Review Period, other than Pre-Disapproved Exceptions, shall be deemed accepted by Purchaser. Seller shall have until the earlier to occur of (i) thirty (30) days after receipt of the Title Defects Notice, or (ii) up to three (3) days prior to the Closing Date (such earlier date being hereinafter referred to as the “Seller Title Cure Period”), to cure or remove the objections made or deemed to have been made by Purchaser and to obtain any such Estoppels reasonably requested by Purchaser during the Title Review Period. If any Title Defect(s) cannot reasonably be cured and/or removed and/or if Seller reasonably determines that Seller will not be able to obtain any Estoppels within such Seller Title Cure Period, then Seller shall notify Purchaser in writing by the expiration of such Seller Title Cure Period whether Seller elects to cure or remove such Title Defect(s) and obtain such Estoppels before Closing. Seller shall in all events have the obligation to (i) act in good faith in making such elections and curing any Title Defects that Seller elects to cure and obtaining any such Estoppels which Seller elects to obtain, and (ii) specifically remove the Pre-Disapproved Exceptions. Notwithstanding the foregoing, except as provided in 2.1.2, Seller shall not be obligated to cure any Title Defects and/or obtain any Estoppels, however, should Seller elect to attempt to cure or remove any Title Defect and/or obtain any Estoppels, Seller shall, prior to the Closing Date (“Cure Period”) accomplish such cure and obtain such Estoppels. In the event Seller elects (or is deemed to have elected) not to cure or remove any Title Defect and/or obtain any Estoppels, or in the event Seller fails to cure or remove any Title Defect or obtain any Estoppels which Seller agrees or is required to cure or obtain within the Cure Period, then Purchaser shall be entitled to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein, (iii) elect to cure the Title Defect itself, with such reasonable costs associated with such cure to be credited against the Purchase Price at Closing, and only if the Closing occurs, in an amount not to exceed $25,000.00. If at any time after the Title Review Period and prior to the Closing Date, Purchaser receives a new, updated or supplemental Title Commitment or survey and such new, updated or supplemental Title Commitment or survey discloses one or more title exceptions or defects that were not contained in any prior Title Commitment or survey issued during the Title Review Period (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Purchaser, Purchaser may, within seven (7) Business days after receiving such new, updated or supplemental Title Commitment or survey, as the case may be, deliver to Seller another written notice of Purchaser’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto (“Extended Title Review Period”), provided that if the Extended Title Review Period has not been finalized by at least two (2) Business Days before the Closing Date, then the Closing may be postponed, at Purchaser’s sole discretion, until a date which shall not extend beyond ten (10) days after the expiration of the Extended Title Review Period.

ARTICLE III
PURCHASE PRICE

3.1          Purchase Price. The purchase price for the Property is SIXTEEN MILLION TWO HUNDRED FIFTY THOUSAND and 00/100 Dollars ($16,250,000.00) (the “Purchase Price”). The Purchase Price shall be adjusted at Closing as otherwise expressly provided in this Agreement.

3.2          Deposit.

3.2.1.       Deposit. On the Effective Date, Purchaser shall deliver and deposit with Escrow Agent the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “First Deposit”). Within two (2) Business days following the expiration of the Due Diligence Period, provided this Agreement has not sooner terminated, Purchaser shall deliver an additional deposit in the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the “Second Deposit”) to Escrow Agent. If Purchaser elects to extend the Closing Date in accordance with the provisions set forth in Paragraph 8.1, Purchaser shall deliver an additional deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Third Deposit”) to Escrow Agent prior to the expiration of the Extended Closing Notice Deadline (as defined in Paragraph 8.1). The First Deposit, Second Deposit and Third Deposit, if any, are herein collectively referred to as the “Deposit”. Escrow Agent shall deliver an executed escrow letter to Seller’s counsel acknowledging receipt of the Deposit upon receipt of payment. The Deposit shall be held by Escrow Agent in escrow as earnest money pursuant to the escrow agreement in the form attached hereto as Exhibit C, to be entered into among Seller, Purchaser and Escrow Agent (the “Earnest Money Escrow Agreement”), and delivered to Escrow Agent concurrently with the Deposit. If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with Section, 4.1.1, the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4.

3.2.2.       Investment of Deposit. The Deposit shall be invested in accordance with the Earnest Money Escrow Agreement upon Purchaser’s delivery of the Deposit.

3.2.3.       Disbursement of Deposit to Seller. At Closing, Purchaser shall cause Escrow Agent to disburse the Deposit to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit disbursed to Seller. If this Agreement is terminated for any reason and Purchaser is not entitled to a refund of the Deposit under an express provision of this Agreement, then upon such termination Seller may provide written notice to Escrow Agent directing Escrow Agent to disburse the Deposit to Seller and Escrow Agent shall disburse the Deposit to Seller within one (1) Business Day of Escrow Agent’s receipt of such notice from Seller. This Section 3.2.3 shall survive the termination of this Agreement.

3.2.4.       Refund of Deposit to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Deposit (whether pursuant to the Due Diligence Contingency in accordance with Section 4.1.1 or any other express provision of this Agreement), then Purchaser or Seller shall provide written notice to Escrow Agent directing Escrow Agent to disburse the Deposit to Purchaser.

3.3          Payment of Purchase Price.

3.3.1.       Payment at Closing. At Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price, subject to adjustments as expressly provided herein, less the Deposit disbursed to Seller. Purchaser shall cause the wire transfer of funds to be received by Seller before 5:00 p.m. (Eastern Time) on the Closing Date.

3.3.2.       Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

ARTICLE IV
CONTINGENCIES

4.1          Due Diligence.

4.1.1        Due Diligence Contingency. Purchaser shall have until 5:00 p.m. (Eastern Time) on the date that is sixty (60) days after the Effective Date (the “Due Diligence Period”), to perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable, including, without limitation, any engineering, environmental, title, survey, financial, operational and legal compliance matters relating to the Property. If Purchaser, in its sole discretion, is not satisfied with the results of its due diligence review of the Property for any reason, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Due Diligence Period (the “Due Diligence Contingency”). If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1.1, then: (i) the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, (ii) Purchaser shall supply to Seller reports and copies of all site work completed during the Due Diligence Period, and (iii) the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1.1, then subject to the terms and provisions of this Agreement, Purchaser shall be deemed to have waived its rights to terminate this Agreement pursuant to the Due Diligence Contingency.

4.1.2.       Due Diligence Inspections. Purchaser shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable, in accordance with this Section 4.1.2. Purchaser may conduct the Inspections with its officers, employees, contractors, consultants, agents or representatives (“Purchaser’s Inspectors”). Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with prior notice of each of the Inspections by coordinating with Seller’s on-site representative, Tayfun Selen; (ii) Purchaser’s Inspectors shall be accompanied by an employee, agent or representative of Seller; (iii) the Inspections shall be conducted by Purchaser’s Inspectors at commercially reasonable times acceptable to both Purchaser and Seller; and (iv) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.1.3.       Release and Indemnification. Purchaser (for itself and its Affiliates) hereby releases the Seller and its Affiliates for any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) (“Indemnification Loss”) incurred by Purchaser at the Property arising from or in connection with the Inspections (including, without limitation, any liens placed on the Property or any other property owned by a Person other than Purchaser as a result of such Inspections), except to the extent resulting from Seller’s or its Affiliates’ gross negligence or willful misconduct. Purchaser shall defend (with legal counsel selected by Seller), indemnify and hold harmless the Seller and its Affiliates from and against any Indemnification Loss incurred by any Seller or its Affiliates arising from or in connection with the Inspections. Upon receipt of Seller’s written request, Purchaser, at no cost or expense to Seller, shall repair any damage to the Property or any other property located at the Land which was owned by a Person other than Purchaser, and which was caused by Purchaser or Purchaser’s Inspectors, arising from or in connection with the Inspections, and restore such property to the same condition as existed prior to such Inspections, or replace such property with property of the same or substantially similar quantity and quality. This Section 4.1.3 shall survive the termination of this Agreement.

4.1.4.       Insurance. Prior to commencing any Inspections, Purchaser shall provide to Seller a certificate of insurance, in form and substance reasonably satisfactory to Seller, evidencing that Purchaser maintains (i) commercial general liability insurance in an amount no less than One Million and 00/100 Dollars ($1,000,000.00), with an insurance company with a Best’s rating of no less than A/VIII, insuring Purchaser against its indemnification obligations under Section 4.1.3 and naming Seller and such other Persons designated by Seller as an additional insured thereunder, and (ii) worker’s compensation insurance in amount, form and substance required under Applicable Law. Purchaser’s maintenance of such insurance policies shall not release or limit Purchaser’s indemnification obligations under Section 4.1.3.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1          Seller’s Representations and Warranties.

To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the express representations and warranties in this Section 5.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.

5.1.1.       Organization and Power. Seller is duly formed, validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which the Property is located, and has all requisite power and authority to own, sell, transfer and otherwise use the Property.

5.1.2.       Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under each of the Seller Documents, (ii) the execution and delivery by the signer on behalf of Seller of each of the Seller Documents, and the performance by Seller of its obligations under each of the Seller Documents, has been duly and validly authorized by all necessary action by Seller, and (iii) each of the Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent Purchaser itself is in default thereunder.

5.1.3.       Consents and Approvals; No Conflicts. Subject to the approval of the appropriate Governmental Authorities in connection with the recordation of any Seller Documents as appropriate, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents or the consummation by Seller of the transaction described in this Agreement, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on Seller’s ability to consummate the transaction described in this Agreement, and (ii) neither the execution and delivery by Seller of any of the Seller Documents, nor the performance by Seller of any of its obligations under any of the Seller Documents, nor the consummation by Seller of the transaction described in this Agreement, will: (A) violate any provision of Seller’s organizational or governing documents; (B) violate any Applicable Law to which Seller is subject in any material respect; or (C) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

5.1.4.       Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain.

5.1.5.       Compliance with Applicable Law. Seller has not received any written notice of a violation of any Applicable Law with respect to the Property which has not been cured or dismissed. Seller has received no written notice from any Governmental Authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations.

5.1.6.       Litigation. Seller has not (i) been served with any court filing in any litigation with respect to the Property in which Seller is named a party which both (A) has not been resolved, settled or dismissed, and (B) will not be covered by the insurance policies maintained by Seller and/or its Affiliates with respect to the Property, or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property which both (A) has not been resolved, settled or dismissed, and (B) will not be covered by the insurance policies maintained by Seller and/or its Affiliates with respect to the Property. To Seller’s knowledge, there is no action, suit or proceeding threatened against Seller or relating to the Property which would impair Seller’s ability to execute or perform its obligations under this Agreement.

5.1.7.       Finders and Investment Brokers. Except for Colliers International (“Broker”), neither Party has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement. At Closing, Seller shall be solely responsible for payment of Broker’s commission. Except as provided above, Seller represents to Purchaser that Seller has not incurred any obligation to any broker or real estate agent with respect to the purchase or sale of the Property. Seller agrees to indemnify and hold harmless Purchaser by reason of any asserted claims by any broker arising out of the actions of Seller. The foregoing representation and warranty shall survive the Closing.

5.1.8.       Foreign Person. Seller is a “United States person” (as defined in Section 7701(a) (30) (B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.9.       Compliance. Seller has received no written notice of the violation of any zoning, building, health, fire, water use, or similar statute, or any ordinance, law, rule, regulation, or code of any governmental authority, with respect to the Property. Seller has received no written notice of any disputes concerning the location of the boundary lines of the Property that are not readily observable from a survey of the Land.

5.1.10.     Assessments. Seller has received no written notice of any plans for improvements by any governmental or quasi-governmental authority which are likely to result in a special assessment against the Property.

5.1.11.     Hazardous Materials. Seller has received no written notice and has no actual knowledge that there are “hazardous materials” (as hereinafter defined) attributable to or affecting the Property, except for the use of “hazardous materials” in accordance with applicable Environmental Laws. The term “Hazardous Material” means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material or waste, or toxic substance under any Environmental Laws; (b) is regulated, controlled or governed by any Environmental Laws or other laws, and any waste, substance or material which, even if not regulated, controlled or governed by any Environmental Laws, is known to pose a hazard to the health and safety of the occupants of the Property or of the property adjacent to the Property; (c) is petroleum or a petroleum product; or (d) is asbestos, formaldehyde, radioactive material, drug, bacteria, virus, or other injurious or potentially injurious material (by itself or in combination with other materials). “Hazardous Material” shall not include de minimis quantities (ie. quantities that may be found in a building or property of similar nature or use) of such substances commonly used in the ownership, development, operation, use, maintenance and repair by Seller which does not require remediation under applicable Environmental Laws, and are otherwise in compliance with all applicable Environmental Laws. “Environmental Laws” shall mean any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Property, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Hazardous Materials Transportation Act, any other law or legal requirement concerning hazardous or toxic substances, and any amendments to the foregoing.

Notwithstanding the foregoing, if Purchaser has actual knowledge of a breach of any representation or warranty made by Seller in this Agreement, as evidenced by written notice and/or documentation in Purchaser’s possession prior to (i) the expiration of the Due Diligence Period, and Purchaser nevertheless elects not to terminate this Agreement pursuant to the Due Diligence Contingency or otherwise, or (ii) Closing, and Purchaser nevertheless proceeds to close the transaction described in this Agreement, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s actual knowledge of such breach. Each of the representations and warranties of Seller contained in this Agreement shall be true as of the Closing Date and shall survive the Closing for a period of six (6) months, unless a different survival period is expressly provided for elsewhere in this Agreement as such survival period relates to any specific representations or warranties. Any claim that a representation or warranty has been breached by Seller must be made in writing by Purchaser prior to the expiration of the applicable survival period.

5.2.         Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 5.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.

5.2.1.       Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (iii) each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default thereunder.

5.2.2.       Consents and Approvals; No Conflicts. (i) To the Purchaser’s actual knowledge, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement, and (ii) neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (A) to the Purchaser’s actual knowledge, violate any Applicable Law to which Purchaser is subject; or (B) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

5.2.3.       Finders and Investment Brokers. Except for Broker, whose compensation is Seller’s sole obligation, Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement. Purchaser agrees to indemnify and hold harmless Seller by reason of any asserted claims by any broker arising out of the actions of Purchaser. The foregoing representation and warranty shall survive the Closing.

5.2.4        No Violation of Anti-Terrorism Laws. To Purchaser’s knowledge, none of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and Purchaser is not in violation of any Anti-Terrorism Laws.

5.3          “As Is” Condition. PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT PURCHASER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF TITLE TO THE PROPERTY AND THE PHYSICAL CONDITION OF THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE PURCHASE OF THE PROPERTY. PURCHASER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTY BY PURCHASER AND THAT PURCHASER IS PURCHASING, AND AT CLOSING WILL ACCEPT, THE PROPERTY ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, EXCEPT FOR THE COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE THE PROPERTY EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT.

ARTICLE VI
COVENANTS

6.1           Confidentiality.

6.1.1.       Disclosure of Confidential Information. Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or any information disclosed by the Inspections or any other documents, materials, data or other information with respect to the Property which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Purchaser shall be permitted to disclose any Confidential Information: (i) to the extent required under Applicable Law, (ii) which is wholly and independently developed by Purchaser without the use of Confidential Information of Seller, (iii) in response to a valid order of a court or other governmental body in the United States or any political subdivision thereof, but only to the extent of and for the purposes of such order, provided, however, that Purchaser shall first notify Seller in writing of the order and permit Seller to seek an appropriate protective order, (iv) to the extent such disclosure is approved for release by written authorization of the disclosing party, but only to the extent of and subject to such conditions as may be imposed in such written authorization, (v) if, at the time of such disclosure to Purchaser, was known to Purchaser free of restriction and evidenced by documentation in the receiving party’s possession, and (vi) to any Person on a “need to know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Purchaser shall (A) advise such Person of the confidential nature of such Confidential Information, and (B) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such Confidential Information. Seller may disclose to any Person any information regarding the transaction in Seller’s sole discretion.

6.1.2.       Public Announcements. Notwithstanding Section 6.1.1, a Party shall have the right upon Closing to make a public announcement regarding the transaction described in this Agreement, provided that Seller and Purchaser shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by the other Party shall be required but such Party (i) shall provide the other Party prior written notice that such public announcement is required under Applicable Law, and (ii) shall consult with the other Party regarding the form and substance of such public announcement.

6.1.3.       Intentionally Deleted

6.1.4.       Communication with Employees. Without limiting the generality of the provisions in Section 6.1.1, Purchaser shall not, through its contractors, consultants, agents, representatives or any other Person (including, without limitation, Purchaser’s Inspectors), directly or indirectly, communicate with any Person representing any employees involving any matter with respect to the Property or this Agreement, without Seller’s prior written consent, which consent may be withheld in Seller’s reasonable discretion, unless such communication is arranged by Seller. Seller agrees that Purchaser may contact its representative, Tayfun Selen, without Seller’s prior written consent.

6.1.5.       Standard of Operation and Maintenance. Between the Effective Date and the date and time of Closing: (i) Seller shall operate, manage, and maintain the Property in substantially the same manner as it has been operated by Seller as of the Effective Date; (ii) Seller shall continue to maintain all existing insurance policies held by Seller affecting the Property; (iii) other than as set forth in this Agreement, Seller shall not dispose of any interest in the Property and shall not mortgage, pledge or subject to lien or other encumbrance any interest in the Property; (iv) Seller shall not seek or consent to any zoning or other change affecting the zoning or use of the Property; and (v) to the extent that Seller receives a written notice from any Governmental Authority advising of the violation of any law applicable to the Property, Seller will provide a copy of said notice to Purchaser promptly after Seller’s receipt of same.

ARTICLE VII
CLOSING CONDITIONS

7.1.         Mutual Closing Conditions.

7.1.1.       Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):

(a)           Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

(b)           Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

7.1.2.       Failure of Mutual Closing Condition. If any of the Mutual Closing Conditions is not satisfied at Closing, then each Party shall have the right to terminate this Agreement by providing written notice to the other Party, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination.

7.2.         Purchaser Closing Conditions.

7.2.1.       Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

(a)           Seller’s Deliveries. All of the Seller Closing Deliveries, as set forth in Section 8.3.1 hereof, shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

(b)           Representations and Warranties. The representations and warranties of Seller in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made), as such representations and warranties may be updated from time to time by Seller in a writing delivered to Purchaser prior to Closing, except to the extent any breach of such representations or warranties (as updated by Seller) would not prevent Seller from consummating the transaction described in this Agreement.

(c)           Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

7.3          Seller Closing Conditions.

7.3.1.       Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

(a)           Receipt of the Purchase Price. Purchaser shall have (A) paid to Seller or deposited with Escrow Agent written direction to disburse the same to Seller at Closing, the Purchase Price (subject to adjustments as expressly stated herein), and (B) delivered written direction to Escrow Agent to disburse the Deposit to Seller at Closing.

(b)           Purchaser’s Deliveries. All of the Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

(c)           Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made), as such representations and warranties may be updated from time to time by Purchaser in a writing delivered to Seller prior to Closing, except to the extent any breach of such representations or warranties (as updated by Purchaser) would not prevent Purchaser from consummating the transaction described in this Agreement.

(d)           Covenants and Obligations. The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

ARTICLE VIII
CLOSING

8.1          Closing Date. Subject to Sections 2.1.3, 10.2, 11.1.1, and 11.2.1, the consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place on or before the date that is sixty (60) days following the expiration of the Due Diligence Period (the “Closing Date”), provided that Buyer shall have the right to extend the Closing Date for an additional thirty (30) days from the initial Closing Date (the “Extended Closing Date”) by: (i) providing written notice to Seller by no later than 5:00 pm EST on the tenth (10th) day prior to the date on which the Closing Date is scheduled to occur (the “Extended Closing Notice Deadline”) and (ii) depositing the Third Deposit with Escrow Agent prior to the expiration of Extended Closing Notice Deadline. The Closing shall be effected through the Closing Escrow pursuant to the Closing Escrow Agreement as provided in Section 8.2 and shall occur at the offices of Seller’s counsel or such other place as agreed to in writing between Seller and Purchaser.

8.2          Closing Escrow. The Closing shall take place by means of a so called “New York style” escrow (the “Closing Escrow”), and, at or prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) Escrow Agent acknowledges receipt of the Deposit paid by Purchaser pursuant to Section 3.2, (ii) prior to Closing, all funds necessary to close the transaction contemplated by this Agreement shall be deposited with the Escrow Agent, (iii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iv) at Closing, the Purchase Price (subject to adjustments as expressly set forth herein) and the Deposit shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3          Closing Deliveries.

8.3.1        Seller’s Deliveries. Before Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section 8.3.1, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items set forth in this Section 8.3.1 (the “Seller Closing Deliveries”), as follows:

(a)           A closing certificate in the form of Exhibit D, together with all exhibits thereto;

(b)           A Special Warranty Deed (the “Deed”) in the form of Exhibit E conveying the Real Property to Purchaser subject to the Permitted Exceptions;

(c)           A bill of sale (the “Bill of Sale”) in the form of Exhibit F, executed by Seller in favor of Purchaser, conveying the Improvements and other personal property located at the Land to Purchaser;

(d)           A general assignment (“Assignment”) in the form of Exhibit G, executed by Seller in favor of Purchaser, assigning, transferring and conveying the Intangible Property to Purchaser, if any;

(e)           A no lien affidavit and such other agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy.

(f)           Any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property;

(g)           A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code;

(h)           The Closing Statement prepared pursuant to Section 9.1; and

(i)            Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the transaction described in this Agreement.

8.3.2.       Purchaser’s Deliveries. Before Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section 8.3.2, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items set forth in this Section 8.3.2 (the “Purchaser Closing Deliveries”), as follows:

(a)           The Purchase Price (subject to the adjustments expressly provided herein and a credit for the Deposit) to be paid by Purchaser;

(b)           A letter of direction to Escrow Agent directing Escrow Agent to disburse the Deposit to Seller;

(c)           A closing certificate in the form of Exhibit H, together with all exhibits thereto;

(d)           The Closing Statement prepared pursuant to Section 9.1; and

(e)           Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transaction described in this Agreement.

8.4.         Possession. Seller shall deliver sole possession of the Real Property, subject to the Permitted Exceptions upon completion of the Closing.

ARTICLE IX
PRORATIONS AND EXPENSES

9.1          Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Section 9.2 or any other express provisions of this Agreement. Based upon such examinations, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 9.2. Notwithstanding the foregoing, if at any time within two (2) months after the Closing Date, any Party discovers any item which was omitted or incorrectly adjusted or prorated in the Closing Statement, such item shall be adjusted and prorated in the same manner as if their existence or such error had been known at the time of the preparation of the Closing Statement, and the Party in whose favor such original omission or error was made shall refund such difference to the other Party promptly after the original omission or error is discovered.

9.2          Transaction Costs.

9.2.1.       Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (i) documentary stamp taxes and surtax, if any, in connection with the conveyance of the Real Property; (ii) the commission due to Broker; (iii) recording fees on the Deed and documents needed to cure Title Defects, if any; and (iv) the fees and expenses of its own attorneys, accountants and consultants.

9.2.2.       Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses for the Title Commitment and the premium for the Title Policy (including any extended coverage premium and any endorsements to the Title Policy), (iii) the fees and expenses for the survey; (iv) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (v) recording fees on financing statements, if any; and (vi) the fees and expenses of its own attorneys, accountants and consultants.

9.2.3.       Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 9.2 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

9.2.4.       Prorations and Assessments. Real property taxes for the year of Closing shall be prorated as of the Closing Date. Real property taxes shall be prorated based on the current year’s tax, if known. If the Closing occurs on a date when the current year’s taxes are not fixed, and the current year’s assessment is available, taxes will be prorated based on the prior year’s tax. The proration for real estate tax, whether based on the actual tax or estimated tax, will make appropriate allowance for the maximum allowable discount available assuming annual lump sum payment of the same. Special assessment liens, if any, that are a charge or lien on the Property or that are certified or due and payable at the time of Closing shall be paid by Seller.

ARTICLE X
DEFAULT AND REMEDIES

10.1        Seller’s Default. If at or before Closing Seller fails to perform its covenants or obligations under this Agreement in any material respect (a “Seller Default”), and no Purchaser Default has occurred which remains uncured beyond any applicable cure periods provided herein, then Purchaser shall be entitled to exercise one, and only one, of the following remedies: (a) terminate this Agreement, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; (b) proceed to Closing without any reduction in or setoff against the Purchase Price, in which case Purchaser shall be deemed to have waived such Seller Default; or (c) seek a court order for specific performance.

10.2.       Seller’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under clauses (a) or (c) of Section 10.1 for a Seller Default or Section 7.2 for a failure of a Purchaser Closing Condition (a “Purchaser Closing Condition Failure”), unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of the Seller Default or Purchaser Closing Condition Failure (as the case may be), and Seller has not cured such Seller Default or Purchaser Closing Condition Failure (as the case may be) within thirty (30) days after Seller’s receipt of such notice (the “Seller Cure Period”), in which case the Closing shall be postponed until the date which is five (5) Business Days after the expiration of the Seller Cure Period.

10.3        Purchaser’s Default. If (i) Purchaser has not deposited the Deposit within the time periods provided in, and otherwise in accordance with, Section 3.2.1, or (ii) at any time at or prior to Closing, Purchaser fails to perform, in any material respect, any of its other covenants or obligations under this Agreement, which breach or default is not caused by an act or omission of Seller (a “Purchaser Default”), and if Purchaser fails to cure such Purchaser Default within the Purchaser Cure Period set forth herein, then Seller, as its sole and exclusive remedy, may elect to terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller in accordance with Section 3.2.3 as agreed upon liquidated damages, consideration for execution of this Agreement, and in full settlement of any claims, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

10.4        Purchaser’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be deemed to be in default of this Agreement, and Seller shall not have the right to exercise any remedy(ies) against Purchaser for a Purchaser Default, unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser Default, and Purchaser has not cured such Purchaser Default within thirty (30) days after Purchaser’s receipt of such written notice (the “Purchaser Cure Period”); except that a failure of Purchaser to pay the Purchase Price on the Closing Date shall not be subject to cure and in the event of such default, Seller shall have the right to immediately exercise its available remedies.

ARTICLE XI
RISK OF LOSS

11.1        Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

11.1.1.     Material Casualty. If the amount of the repair restoration of the Property required by a Casualty equals or exceeds three percent (3%) of the Purchase Price (a “Material Casualty”) and such Material Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Casualty, to (a) terminate this Agreement, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible, and (B) the reasonable estimated costs for the repair or restoration of the Property required by such Material Casualty, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all insurance proceeds (including, but not limited to, casualty, lost profits and business interruption proceeds) payable under Seller’s insurance policies maintained by Seller with respect to the Property and any Seller or its Affiliate-owned business(es) operating therein, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

11.1.2.     Non Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents) in an amount equal to the lesser of: (1) the applicable insurance deductible, and (2) the reasonable estimated costs for the repair or restoration required by such Casualty and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all insurance proceeds (including, but not limited to, casualty, lost profits and business interruption proceeds) payable under Seller’s insurance policies maintained by Seller with respect to the Property, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing.

11.2        Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

11.2.1.     Material Condemnation. If the Condemnation would (i) result in the permanent loss of more than three percent (3%) of the fair market value of the Land or Improvements, (ii) result in the reduction of the total area of the Land or any Improvements located thereon by five percent (5%) or more (exclusive of any access roads, parking areas, or streets), (iii) result in any permanent material reduction or restriction in access to the Land or Improvements, or (iv) have a permanent materially adverse effect on Purchaser’s intended use of the Property for any purpose permitted by applicable law and/or regulations (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Condemnation, to (A) terminate this Agreement, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Material Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

11.2.2.     Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1        Notices.

12.1.1      Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) electronic transmission (including via email), to the recipient Party at the following address, or email address (or to such other address or email address as the Parties may designate from time to time in writing):

If to Seller:

New England Institute of Technology at Palm Beach, Inc.
c/o Mr. Tayfun Selen
Lincoln Educational Services
200 Executive Drive
West Orange, NJ 07052
Email: tselen@lincolnedu.com

With copies to:

Katherine Amador, Esq.
Berger Singerman
1450 Brickell Avenue, Suite 1900
Miami, Florida 33131
Kamador@bergersingerman.com

And	Angelo J. Genova, Esq.
Genova Burns LLC
141 West Front Street, Suite 130
Red Bank, NJ 07701
Email: AGenova@genovaburns.com

If to Purchaser:

Tambone Companies, LLC
4440 PGA Boulevard, Suite 600
Palm Beach Gardens, FL 33410
Email: rtambone@tambone.com

With a copy to:

John F. Flanigan, Esq.
Haile, Shaw & Pfaffengerger, P.A.
660 U.S. Highway One, Third Floor
North Palm Beach, FL 33408
Email: jflanigan@haileshaw.com

12.1.2.     Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 12.1.4) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address, email address of the recipient Party, provided that such email delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise it will be deemed to have been delivered the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or email address, and such recipient Party failed to provide the sending Party with its current address, or email address pursuant to Section 12.1.3.

12.1.3.     Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or email address for the purposes of this Section 12 by providing a Notice of such change in address and/or email address as required under this Section 12.1.3.

12.1.4.     Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

12.2        No Recordation. Neither Purchaser, any Affiliate of Purchaser, nor any Person acting by or on behalf of Purchaser shall record this Agreement, or any memorandum or other notice of this Agreement, in any public records. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and shall be irrevocable) only to execute and record on behalf of Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or evidencing the termination of this Agreement.

12.3        Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

12.4        Assignment. Purchaser may assign this Agreement to another entity in which it has an equity interest with Notice to Seller given no less than three (3) days prior to the Closing Date; however, any such assignment shall not release Purchaser from any obligations or liabilities hereunder. Otherwise, Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

12.5        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and (subject to Section 12.4) assigns.

12.6        Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than the Parties and their respective successors and (subject to Section 12.4) assigns.

12.7        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

12.8        Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

12.8.1.     Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

12.8.2.     All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

12.8.3.     The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

12.8.4.     Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

12.8.5.     The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

12.8.6.     The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

12.8.7.     The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

12.9        Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

12.10      JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN A COURT OF COMPETENT JURISDICTION LOCATED IN PALM BEACH COUNTY, FLORIDA, AND SELLER (FOR ITSELF AND ALL OF SELLER’S AFFILIATES) AND PURCHASER (FOR ITSELF AND ALL OF PURCHASER’S AFFILIATES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.

12.11      WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

12.12     Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

12.13     Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

12.14     Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transaction described in this Agreement.

12.15     Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

12.16.    Not an Offer. The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Agreement to all other Parties.

12.17     Execution of Agreement. A Party may deliver executed signature pages to this Agreement by electronic transmission (including email) to any other Party, which electronically transmitted copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

12.19     Signage. Prior to Closing, Seller shall, at Seller’s sole cost and expense, remove the Seller’s signage located on the Property as of the Effective Date.

12.18     Radon Gas Disclosure. Radon gas is a naturally occurring radioactive gas that, when accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over a period of time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from the Palm Beach County Health Department.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC.,
a Florida corporation

By:	/s/ Brian K. Meyers

Name:	Brian K. Meyers

Title:	CFO

Date:	03/14/17

PURCHASER:

TAMBONE COMPANIES, LLC,
a Florida limited liability company

By:	/s/ Richard P. Tambone

Name:	Richard P. Tambone

Title:	Manager

Date:	03/06/17

SCHEDULE 2.1.1

LEGAL DESCRIPTION OF THE LAND

Parcel 1:

Lot 12, Metrocentre Corporate Park, according to the Plat thereof, as recorded in Plat Book 61, Page 140, Public Records of Palm Beach County, Florida.

and

That portion of Lot 13, Metrocentre Corporate Park, according to the Plat thereof, as recorded in Plat Book 61, Page 140, Public Records of Palm Beach County, Florida, lying East of the following described line:

Commence at the Northwest corner of said Lot 13; thence South 85 degrees 01 minutes 07 seconds East, along the North line of said Lot 13 (the North line of said Lot 13 is assumed to bear South 85 degrees 01 minutes 07 seconds East, and all other bearings are relative thereto), a distance of 139.54 feet to the beginning of a curve concave to the South, having a radius of 675.00 feet and a central angle of 00 degrees 46 minutes 24 seconds, thence continue Easterly along the arc of said curve a distance of 9.11 feet to the Point of Beginning of the hereinafter described line; thence South 02 degrees 45 minutes 30 seconds West a distance of 304.74 feet to a point; thence South 26 degrees, 35 minutes 12 seconds West a distance of 115.00 feet to a point on the South line of said Lot 13 lying 41.81 feet Northwesterly, as measured along the arc of the Southeast corner of said Lot 13, said point being the Point of Terminus of the herein described line.

Also Known As Parcel B of Minor Subdivision Plat attached to Affidavit of Ownership recorded in O. R. Book 9891, page 347, Public Records of Palm Beach County, Florida.

Parcel 2:

Lot 11, Metrocentre Corporate Park, according to the Plat thereof, as recorded in Plat Book 61, Page 140, Public Records of Palm Beach County, Florida.

Parcel 3:

Lot 10, Metrocentre Corporate Park, according to the Plat thereof, as recorded in Plat Book 61, Page 140, Public Records of Palm Beach County, Florida.

EXHIBIT A

DEFINITIONS

“Affiliate(s)” means any corporation, partnership, limited liability company, or other entity that, directly or indirectly, controls, is controlled by, or is under common control with a Party, as applicable, or with the parent company or any subsidiaries of that Party. For purposes of the aforementioned definition, the terms “controls,” “controlled by,” and “under common control with” mean the (A) right to direct the management and policies of the applicable entity or entities, whether directly or indirectly, or (B) the ownership of more than 50% of the stock, partnership, membership, or other equity interests of and in the applicable entity or entities.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other Applicable Law addressing or in any way relating to terrorist acts and acts of war.

“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Business Day” means any day other than a Saturday, Sunday or federal legal holiday.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Effective Date” shall mean the date on which the last one of Seller and Purchaser has signed and delivered this Agreement to the other party.

“Escrow Agent” means Haile, Shaw & Pfaffenberger, P.A.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

 “Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Property or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

“Title Commitment” means a standard 2006 ALTA form of title commitment (with Florida modifications) for the issuance of the Title Policy.

“Title Policy” shall mean an owner’s policy of title insurance issued in accordance with this Agreement.

“Title Company” shall mean Haile, Shaw & Pfaffenberger, P.A., as agent for Old Republic National Title Insurance Company.

EXHIBIT B

EXCLUDED PROPERTY

“Excluded Property” is defined as all items of personal property which are owned by Seller and existing on the Property as of the Effective Date that are not described in the attached spreadsheet. For the sake of clarity, all items of personal property described in the attached spreadsheet are included in the sale. No items of personal property omitted from the attached spreadsheet or expressly excluded as per the terms of the Agreement are included in the sale transaction, including without limitation Intangible Property which is attributable to the Seller’s business operated on the Property, including without limitation, liquor licenses owned by Seller or used in connection with Seller’s business or the Property.

EXHIBIT C

FORM OF EARNEST MONEY ESCROW AGREEMENT

THIS EARNEST MONEY ESCROW AGREEMENT (this "Agreement") is made and entered into as of this ______ day of __________ 2017 (the "Effective Date"), by and among NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC. ("Seller"), and TAMBONE COMPANIES, LLC AND/OR ASSIGNS ("Purchaser"), and Haile, Shaw & Pfaffenberger, P.A. ("Escrow Agent"). (Seller, Purchaser and Escrow Agent are sometimes referred to herein individually as a "Party", and collectively as the "Parties").

Recitals

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement, dated as of March 14th, 2017 (the "Purchase Agreement"), for the sale and purchase of real property located at 2400 Metrocentre Boulevard East, West Palm Beach, Florida 33407 and 2410 Metrocentre Boulevard East, West Palm Beach, Florida 33407 (together, the "Property"). All initial capitalized terms used, but not defined, in this Agreement shall have the meaning set forth in the Purchase Agreement.

WHEREAS, Purchaser is required to deposit certain monies into escrow with Escrow Agent to be held as earnest money for the benefit of Seller pursuant to the Purchase Agreement in connection with the purchase of the Facilities.

WHEREAS, Escrow Agent is willing to hold such earnest money in escrow, and invest and disburse such earnest money, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Escrow Agent hereby agree as follows:

Deposit and Investment of Earnest Money

(a)           Deposit and Acceptance of Earnest Money. The Purchase Agreement provides that Purchaser shall deliver to Escrow Agent the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "First Deposit") on the Effective Date. The Purchase Agreement further provides that Purchaser shall deliver to Escrow Agent an additional sum of Two Million Dollars and No/100 Dollars ($2,000,000.00) within two (2) Business days following the expiration of the Due Diligence Period (“Second Deposit”); and further, should Purchaser elect to extend the Closing Date in accordance with the terms of Paragraph 8.1 of the Purchase Agreement, Purchaser shall deposit with Escrow Agent the additional sum of One Million Dollars and No/100 Dollars ($1,000,000.00) prior to the expiration of the Extended Closing Notice Deadline. The funds so delivered by Purchaser to Escrow Agent, including the First Deposit, Second Deposit and Third Deposit, if delivered, are herein referred to as “Earnest Money”.

(a)           Escrow Account. Escrow Agent shall hold the Earnest Money in an escrow account (the "Escrow Account") for the benefit of Seller and Purchaser pursuant to this Agreement, and shall not commingle the Earnest Money with its own funds.

2.             Disbursement of Earnest Money.

(a)           Disbursement at Closing. At Closing, Escrow Agent shall disburse the Earnest Money to Seller or to any other Person to whom Purchaser and Seller jointly direct the Earnest Money to be disbursed by providing written notice to Escrow Agent.

(b)           Disbursement if Closing Not Consummated

(i)            If the Purchase Agreement is terminated for any reason and the Closing is not consummated prior to the Closing Date or if Seller or Purchaser otherwise is entitled to receive the Earnest Money pursuant to the Purchase Agreement, either Seller or Purchaser (as the case may be) (the "Requesting Party") may provide written notice to Escrow Agent that the Purchase Agreement has been terminated and Seller or Purchaser (as the case may be) is entitled to receive the Earnest Money pursuant to the Purchase Agreement and that the Earnest Money is to be distributed in accordance with the instructions given in such notice (a "Disbursement Request"). Escrow Agent shall provide written notice (the "Receipt Notice") to the other Party (the "Confirming Party") of its receipt of such Disbursement Request (together with a copy of the Disbursement Request) no later than one (1) Business Day after its receipt of such Disbursement Request.)

(ii)           If the Confirming Party disputes that the Requesting Party is entitled to receive the Earnest Money, the Confirming Party shall provide written notice to Escrow Agent within two (2) Business Days after its receipt of the Receipt Notice disputing that the Requesting Party is entitled to receive the Earnest Money (a "Dispute Notice"). If Escrow Agent has not received a Dispute Notice from the Confirming Party within such two (2) Business Day period, the Confirming Party shall be deemed to have authorized the disbursement set forth in the Disbursement Request, and Escrow Agent shall disburse the Earnest Money pursuant to the instructions set forth in the Disbursement Request. If Escrow Agent receives a Dispute Notice within such two (2) Business Day period, Escrow Agent shall retain the Earnest Money in the Escrow Account pending receipt of separate written direction from Seller and Purchaser authorizing the disbursement of the Earnest Money to the same Person as provided in Section 2, or a final unappealable order of court with respect to distribution of the Earnest Money. Notwithstanding the foregoing, if Escrow Agent receives contrary written directions from Seller and Purchaser or no written directions within six (6) months after the Effective Date, Escrow Agent shall have the right to deposit the Earnest Money with any court of competent jurisdiction in Palm Beach County, Florida and interplead Seller and Purchaser. Upon depositing the Earnest Money and filing its complaint in interpleader, Escrow Agent shall be released from all liability under this Agreement regarding the Earnest Money, except as otherwise expressly provided in this Agreement.

(c)           Reliance. Escrow Agent may act in reliance on any writing or instrument or signature that Escrow Agent, in good faith, believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice, or instruction in connection with the provisions hereof has been duly authorized so to do. Escrow Agent’s duties hereunder shall be limited to the safe-keeping of the Earnest Money and the disposition of the same in accordance with the terms hereof.

3.             Escrow Fees. Escrow Agent shall not be entitled to any fees or costs for serving as Escrow Agent hereunder.

4.            Compliance with Court Orders. Seller and Purchaser hereby authorize and direct Escrow Agent to accept, obey and comply with any and all writs, orders, judgments or decrees issued or entered by any court with or without jurisdiction (a "Court Order") notwithstanding anything to the contrary in this Agreement, and agree that if Escrow Agent accepts, obeys or complies with any such Court Order notwithstanding any provision to the contrary in this Agreement, Escrow Agent shall not be liable to Seller or Purchaser by reason of such acceptance, obedience or compliance, notwithstanding that any such Court Order is entered without jurisdiction or is subsequently reversed, modified, annulled, set aside or vacated.

5.            Release and Indemnification. Seller and Purchaser hereby release Escrow Agent and its officers, managers, employees and agents (each, an "Escrow Agent Party"), for any liability, damage, loss, cost or expense incurred by Seller or Purchaser to the extent resulting from (i) any action taken or not taken in good faith upon advice of Escrow Agent's counsel given with respect to any questions relating to its obligations under this Agreement, or (ii) any action taken or not taken in reliance upon any document, including any written notice provided to Escrow Agent pursuant to this Agreement, as to the due execution and the validity and effectiveness of such document, and the truth and accuracy of any information contained therein, which such Escrow Agent Party in good faith believes to be genuine, to have been signed or presented by a duly authorized person or persons and to comply with the terms of the Purchase Agreement and this Agreement, except to the extent resulting from the gross negligence, willful default, intentional misconduct or breach of trust by such Escrow Agent Party. Seller and Purchaser, jointly and severally, shall indemnify and hold harmless any Escrow Agent Party against any liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and court costs, incurred by such Escrow Agent Party to the extent resulting from the performance by any Escrow Agent Party of Escrow Agent's obligations under this Agreement, except to the extent resulting from the gross negligence, willful default, intentional misconduct or breach of trust by such Escrow Agent Party.

6.            Relationship of Parties. Seller and Purchaser acknowledge and agree that Escrow Agent is acting solely as a stakeholder at their request, and that Escrow Agent, in its capacity as escrow agent, shall not be deemed to be the agent of either Seller or Purchaser.

7.            Notices

(a)           Method of Delivery. All notices, requests, demands and other communications (each, a "Notice") required to be provided by any Party to any other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) electronic transmission, including via email, to the other Party to this Agreement at the following address or email address (or to such other address or email address as the Parties may designate from time to time pursuant to Section 7(c)):

If to Seller:

New England Institute of Technology at Palm Beach, Inc.
C/O Lincoln Educational Services
200 Executive Drive
West Orange, NJ 07052
Attn: Mr. Tayfun Selen, VP of Procurement and Real Estate
Email: tselen@lincolnedu.com

With a copy to:	Katherine Amador, Esq.
Berger Singerman LLP
1450 Brickell Avenue, Suite 1900
Miami, FL 33131
Email: Kamador@bergersingerman.com

and

Angelo J. Genova, Esq.
Genova Burns LLC
141 West Front Street, Suite 130
Red Bank, NJ 07701
Email: AGenova@genovaburns.com

If to Purchaser:

Tambone Companies, LLC
440 PGA Boulevard, Suite 600
Palm Beach Gardens, FL 33410
Email: rtambone@tambone.com

With a copy to:

John F. Flanigan, Esq.
Haile, Shaw & Pfaffenberger, P.A.
660 U.S. Highway One, Third Floor
North Palm Beach, FL 33408
Email: jflanigan@haileshaw.com

If to Escrow Agent:

Haile, Shaw & Pfaffenberger, P.A.
660 U.S. Highway One, Third Floor
North Palm Beach, FL 33408
Email: jflanigan@haileshaw.com

(b)           Receipt of Notices. All Notices sent by any Party (or their respective counsel pursuant to Section 7(d)) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or email address of the recipient Party, provided that such email delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise it will be deemed to have been delivered the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or email address, and such recipient Party failed to provide the sending Party with its current address, email address pursuant to Section 7(c).

(c)           Change of Address. The Parties (and the Persons to whom copies of Notices are to be delivered pursuant to Section 7(a)) shall have the right to change their respective address, and/or email address for the purposes of this Section 7 by providing a Notice of such change in address, and/or email address under this Section 7.

(d)           Delivery by Party's Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party's behalf to the other Parties hereto.

8.            Assignment. Except as expressly permitted by the Agreement, neither Seller nor Purchaser shall assign any of its rights, or delegate any of its obligations, in this Agreement, without the prior written consent of the other Party.

9.            Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns pursuant to Section 8. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and assigns pursuant to this Section 8.

10.           Conflict with Purchase Agreement. If any of the terms or provisions of this Agreement conflict with, or are inconsistent with, any terms or provisions of the Purchase Agreement, the terms and provisions of this Agreement shall control.

11.           Governing Law; Severability. This Agreement shall be governed by the laws of the State of Florida. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

12.           Jurisdiction; Venue. Any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement shall be conducted in a Court of competent jurisdiction located in Palm Beach County, Florida, and each Party hereby submits to jurisdiction and consents to venue in such courts.

13.           Waiver of Trial by Jury. Each Party hereby waives its right to a trial by jury in any litigation or other court proceeding by any Party against any other Party with respect to any matter arising from or in connection with this Agreement.

14.           Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is undertaken by any Party to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, of the prevailing Party in such action, suit or proceeding shall be reimbursed or paid by the Party against whose interest the judgment or decision is rendered. This Section 14 shall survive the termination of this Agreement.

15.           Recitals. The recitals to this Agreement are incorporated herein by such reference and made a part of this Agreement.

16.           Entire Agreement; Amendments to Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between or among the Parties on or prior to the date of this Agreement with respect to the transaction contemplated in this Agreement. No amendment or modification to any terms of this Agreement, or cancellation of this Agreement, shall be valid unless in writing and executed and delivered by all of the Parties.

17.           Electronic Transmission; Counterparts. A Party may deliver executed signature pages to this Agreement by electronic transmission, including without limitation, email to any other Parties, which email shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[Remainder of Page Intentionally Left Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Seller, Purchaser and Escrow Agent have caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives as of the Effective Date.

SELLER:

New England Institute of Technology at Palm Beach, Inc.,
a Florida corporation

By:_____________________________

Name:__________________________

Title:___________________________

PURCHASER:

Tambone Properties, LLC
a Florida limited liability company

By: ______________________________________
Name: Richard P. Tambone
Title: Manager

ESCROW AGENT:

Haile, Shaw & Pfaffenberger, P.A.

By:_____________________________

Name: John F. Flanigan

Title: Attorney/Shareholder

EXHIBIT D

FORM OF SELLER CLOSING CERTIFICATE

THIS CLOSING CERTIFICATE (this "Certificate") is made by New England Institute of Technology at Palm Beach, Inc., a Florida corporation ("Seller"), and delivered to __________________________ ("Purchaser"), pursuant to that certain Purchase and Sale Agreement, dated as of February ___, 2017 (the "Agreement"), between Seller and Purchaser. All initial capitalized terms used, but not defined, in this Certificate shall have the meaning set forth in the Agreement.

Seller hereby states and certifies the following for the purpose of inducing: (a) Purchaser to purchase from Seller that certain property located in the State of Florida, described on Exhibit A attached hereto (the “Property”); and (b) Title Company to insure title to the Property:

1.             The representations and warranties made by Seller under the Agreement (as the same may have been updated, amended, supplemented or amended by Seller) are true and correct in all material respects as of the date of this Certificate, with the same effect as if made on the date of this Certificate.

2.             Seller has performed its covenants and obligations under the Agreement in all material respects as of the date of this Certificate.

IN WITNESS WHEREOF, Seller has caused this Certificate to be executed and delivered in its name by a duly authorized officer or representative as of this ____day of _______, 2017.

SELLER:

New England Institute of Technology at Palm Beach, Inc.,
a Florida corporation

By:_____________________________

Name:__________________________

Title:___________________________

EXHIBIT “A” TO SELLER CLOSING CERTIFICATE
LEGAL DESCRIPTION

EXHIBIT E
FORM OF DEED

THIS INSTRUMENT PREPARED BY,
AND AFTER RECORDING RETURN TO:
KATHERINE AMADOR, ESQ.
BERGER SINGERMAN LLP
1450 BRICKELL AVENUE
SUITE 1900
MIAMI, FL 33131

SPECIAL WARRANTY DEED

This Special Warranty Deed is made the ____ day of _________________, 2017, by NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation, whose address is ________________________________ ("Grantor"), in favor of ______________________________________, whose address is _____________________________ ("Grantee").

GRANTOR, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, receipt of which is hereby acknowledged, has granted, bargained and sold to Grantee, and Grantee's successors and assigns forever, the land located in Palm Beach County, Florida, as more particularly described in Exhibit "A" attached hereto and made a part hereof (the "Property").

TO HAVE AND TO HOLD, the same together with all and singular tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining, and all the estate, right, title, interest, lien, equity, and claim whatsoever of the Grantor, either in law or in equity, to the use, benefit and behalf of the Grantee forever.

This conveyance is made subject to the following:

1.	Taxes and assessments for the year 2017 and subsequent years.
2.	Zoning and other governmental regulations.
3.	All covenants, conditions, restrictions, easements, reservations, declarations, and limitations of record (none of which are reimposed by this conveyance).

TO HAVE AND TO HOLD, the same in fee simple forever.

Together with all tenements, hereditaments and appurtenances belonging or in any way appertaining to the Property.

AND Grantor hereby covenants that Grantor has good right and lawful authority to sell and convey the Property, and hereby specially warrants the title to the Property and will defend the same against the lawful claims and demands (excluding those arising out of the encumbrances described above) of all persons claiming by, through and under Grantor, but none others.

IN WITNESS WHEREOF, the Grantor has caused this Special Warranty Deed to be executed the day and year first above written.

WITNESSES:

NEW ENGLAND INSTITUTE OF
TECHNOLOGY AT PALM BEACH, INC.
Print Name:	a Florida corporation

By:
Print Name:	Name:
Title:

STATE OF FLORIDA	)
) SS
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this ____day of _______________, 2017, by ____________________, the ___________________ of NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation on behalf of the corporation; who is personally known to me or who has produced _______________________ as identification.

Printed Name:
Notary Public
My Commission Expires:

Exhibit “A” to Special Warranty Deed

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT F
FORM OF BILL OF SALE

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation (“Seller”), with an address of ____________________, party of the first part, for and in consideration of the sum of TEN ($10.00) DOLLARS, in lawful money (and other good and valuable considerations unto it moving) to it paid by ____________________________________________ (“Purchaser”), with an address of _________________________________, party of the second part, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, transferred, set over and delivered, and by these presents does grant, bargain, sell, transfer, set over and deliver unto the party of the second part, its successors and assigns, all those certain goods described as follows, but specifically excluding the Excluded Property:

[LIST PERSONAL PROPERTY]

TO HAVE AND TO HOLD the same unto the party of the second part, its successors and assigns forever.

And the party of the first part, for itself, its successors and assigns, hereby covenants to and with the party of the second part, its successors and assigns, that it is the lawful owner of the said goods; that said goods are free from all liens and encumbrances; that it has good right to sell the same as aforesaid; and that it will warrant and defend the same against the lawful claims and demands of all persons whomsoever.

By acceptance of this Bill of Sale, Purchaser acknowledges and agrees that (a) the personal property is being sold and delivered to buyer “as is” “where is” and with all faults, and (b) Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the personal property, including, without limitation, any income to be derived or expenses to be incurred in connection with the personal property, the physical condition of any personal property, or the value of the personal property. Without limiting the generality of the foregoing, Seller specifically disclaims any warranty, express or implied, relating to the personal property, including but not limited to implied warranties of merchantability or fitness for any particular purpose.

The Personal Property is being conveyed pursuant to that certain Purchase and Sale Agreement dated March _____, 2017 between Seller and Purchaser (the “Purchase Agreement”). Unless otherwise defined in this Bill of Sale, all capitalized terms used herein shall have the meanings provided in the Purchase Agreement. This Bill of Sale shall be governed by the laws of the state of Florida.

IN WITNESS WHEREOF, the party of the first part has caused its corporate name to be hereunto subscribed and its corporate seal to be affixed by its officer hereunto duly authorized, this _____ day of _______________, 2017.

Signed, sealed and delivered
in the presence of:

WITNESSES:

NEW ENGLAND INSTITUTE OF
TECHNOLOGY AT PALM BEACH, INC.
Print Name:	a Florida corporation

By:
Print Name:	Name:
Title:

STATE OF FLORIDA	)
) SS
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this ____day of _______________, 2016, by ____________________, the ___________________ of NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation on behalf of the company; who is personally known to me or who has produced _______________________ as identification.

Printed Name:
Notary Public
My Commission Expires:

EXHIBIT G
FORM OF GENERAL ASSIGNMENT

GENERAL ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS, that in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation (“Assignor), does hereby grant, bargain, assign, set over and transfer unto ___________________________________ (“Assignee”) the following items of personalty with respect to that certain parcel of land described as:

[Insert Legal Description]

(the “Land”):

All of the Assignor's right, title and/or interest, if any, to the extent assignable and subject to obtaining all necessary third party consents, in and to all licenses, permits, approvals, certificates, agreements and arrangements of every kind and nature with or from all boards, agencies, departments, governmental or otherwise, solely relating, directly or indirectly, to the ownership, development, use and operation of the Land, whether heretofore or hereafter issued or executed, but excluding any of the same which relate to the operation of Assignor’s business on the Land, including without limitation liquor license(s).

The foregoing items are collectively referred to as the Personalty.

TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns forever.

AND the Assignor hereby represents that it has full right and lawful authority to execute and deliver this instrument, that it is the lawful owner of the Land and Personalty, that it has good right and lawful authority to transfer the same and that they are free from all liens and adverse claims; and it further covenants that it will warrant and defend the same against the claims and demands of all persons whomsoever.

IN WITNESS WHEREOF, the Assignor has caused this General Assignment to be executed on this ____ day of ________, 2017.

WITNESSES:

NEW ENGLAND INSTITUTE OF
TECHNOLOGY AT PALM BEACH, INC.
Print Name:	a Florida corporation

By:
Print Name:	Name:
Title:

STATE OF FLORIDA	)
) SS
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this ____day of _______________, 2017, by ____________________, the ___________________ of NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation on behalf of the company; who is personally known to me or who has produced _______________________ as identification.

Printed Name:
Notary Public
My Commission Expires:

EXHIBIT H
FORM OF PURCHASER CLOSING CERTIFICATE

THIS CLOSING CERTIFICATE (this "Certificate") is made by Tambone Companies, LLC, a Florida limited liability company ("Purchaser") and delivered to New England Institute of Technology at Palm Beach, Inc., a Florida corporation ("Seller"), pursuant to that certain Purchase and Sale Agreement, dated as of February ____, 2017 (the "Agreement"), between Seller and Tambone Companies, LLC. All initial capitalized terms used, but not defined in this Certificate shall have the meaning set forth in the Agreement.

Purchaser hereby states and certifies the following for the purpose of inducing: (a) Seller to sell to Purchaser that certain property located in the State of Florida, described on Exhibit A attached hereto (the “Property”); and (b) Title Company to insure title to the Property:

1.             The representations and warranties made by Purchaser under the Agreement (as the same may have been updated, amended, supplemented or amended by Purchaser) are true and correct in all material respects as of the date of this Certificate, with the same effect as if made on the date of this Certificate..

2.             Purchaser has performed its covenants and obligations under the Agreement in all material respects as of the date of this Certificate.

IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed and delivered in its name by a duly authorized officer or representative as of this ____day of _______________, 2017.

PURCHASER:

By:

Name:

Title: